EXHIBIT 10.1

AVON PRODUCTS, INC.
 2006-2007 TURNAROUND INCENTIVE PLAN

I. PURPOSE. The primary objective of this Avon Products, Inc. 2006-2007 Turnaround Incentive Plan is to link a portion of the total pay of eligible participants to the business growth success of Avon Products, Inc. and its Affiliates during 2006-2007.

II. DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

     “Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by Avon Products, Inc., and (b) any entity in which Avon Products, Inc. has a significant equity interest, as determined by Avon Products, Inc.

     “Annual Earned Base Salary” means the average of a Participant’s Earned Base Salary over the years 2006-2007. “Earned Base Salary” for any year means the weighted average salary of a Participant based on the number of days in the year at each salary level. Assignment premiums are not included for expatriates and third country nationals. If a Participant does not have Earned Base Salary for the full period 2006-2007, Annual Earned Base Salary shall be the average of a Participant’s annualized Earned Base Salary for each year.

     “Board” means the Board of Directors of the Company.

     “Cause” means:

(a)	the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b)	the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c)	the conviction of the Participant of, or the entering of a plea of nolo contendere by the Participant with respect to, a felony.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Committee” means the Compensation Committee of the Board of Directors.

     “Company” means Avon Products, Inc. and, unless the context requires otherwise, its Affiliates.

     “Participant” means an employee or former employee of the Company meeting the requirements of Article IV hereof.

     “Performance Period” means January 1, 2006 through December 31, 2007.

     “Performance Period Bonus” means the bonus payable to a Participant with respect to the Performance Period as determined pursuant to Article V.

     “Plan” means this Avon Products, Inc. 2006-2007 Turnaround Incentive Plan.

     “Senior Executives” means employees who either: (a) are the Chief Executive Officer; (b) are considered a Section 16 officer for purposes of the Securities Exchange Act of 1934, as amended; (c) directly report to the Chief Executive Officer; or (d) are in salary level A02 and above.

III. ADMINISTRATION.

     The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive; provided that any determination with respect to issues relating to the Chief Executive Officer or Chief Operating Officer shall be made by the independent members of the Board. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

IV. ELIGIBILITY AND PARTICIPATION.

     Senior Executives are eligible to participate in the Plan. Such Senior Executives shall become participants in the Plan only after approval for participation by the Committee. Senior Executives who are approved for participation in the Plan by the Committee on the date hereof will participate in the Plan effective as of January 1, 2006, except if such employee became a Senior Executive subsequent to January 1, 2006. In such case, such Senior Executive will participate as of a date specified by the Committee and such Participant’s Performance Period Bonus will be prorated for the actual period of participation of such Participant during the Performance Period. Senior Executives who are approved for participation in the Plan by the Committee after the date hereof will become participants in the Plan as of a date specified by the Committee at the time of approval for participation in the Plan, which shall not be earlier than the date hereof. In such case, such Participant’s Performance Period Bonus will be prorated for the actual period of participation of such Participant during the Performance Period.

     In addition, officers who are not Senior Executives (“Officers”) are also eligible to participate in the Plan. Such Officers shall become participants in the Plan only after the selection and approval of the Chief Executive Officer. The Chief Executive Officer, however, generally may only select officers in salary levels A03 and A04 and only in rare circumstances may select officers in salary levels A05 and A06. Officers who are initially approved by the Chief Executive Officer (the “Initial List”) will participate in the Plan effective as of a date specified by the Chief Executive Officer. If such date is after January 1, 2006, such Participant’s Performance Period Bonus will be prorated for the actual period of participation of such Participant during the Performance Period. Officers who are approved by the Chief Executive Officer after the approval of the Initial List will become participants in the Plan as of a date specified by the Chief Executive Officer, which shall not be earlier than the date hereof. In such case, such Participant’s Performance Period Bonus will be prorated for the actual period of participation of such Participant during the Performance Period.

V. PERFORMANCE PERIOD BONUS.

     5.1. Performance Goals. The Performance Period Bonus will be assessed against performance measures determined by the Committee, which performance measures shall be related to the Company’s four point turnaround plan announced in November 2005. The Committee may determine that the Performance Period Bonus shall not be payable unless certain operating profit goals are attained.

     5.2. Performance Period Bonus. The Committee has established a target award of 67% of each Participant’s Annual Earned Base Salary to be paid as a Performance Period Bonus upon attainment of target performance measures and the maximum percentage of each Participant’s Annual Earned Base Salary in the event the target performance measures are exceeded. The minimum and maximum may range from 0% to 200% of the target award.

     5.3. Determination of Achievement of Performance Goals. The Committee shall determine the level of achievement of the performance goals as soon as practicable after the end of the Performance Period and will approve the final payout of the Performance Period Bonuses.

     5.4. Payment of Performance Period Bonus.

(a)	Except as provided herein, Participants who remain actively employed until the last day of the Performance Period shall be entitled to receive the Performance Period Bonus, if any, determined in accordance with this Article V.

(i)	A Participant whose job is eliminated on or after January 1, 2007 but before the end of the Performance Period will be eligible for a prorated Performance Period Bonus, subject to the approval of the Compensation Committee with respect to Participants who are Senior Executives and subject to the approval of the Chief Executive Officer with respect to other Participants.

(ii)	A Participant who retires at any time during the Performance Period will be eligible for a prorated Performance Period Bonus, subject to the approval of the Compensation Committee with respect to Participants who are Senior Executives and subject to the approval of the Chief Executive Officer with respect to other Participants. A Participant who is a U.S. employee will be considered to have retired if the Participant terminates employment after attaining age 65 or after becoming eligible for early or Rule of 85 retirement under the Avon Products, Inc.Personal Retirement Account Plan. For those Participants located outside of the U.S., Participants will be considered to have retired based on the local policies, practices or benefit plans applicable to the Participant’s location.

(iii)	A Participant who dies or becomes permanently disabled during the Performance Period will be eligible for a prorated Performance Period Bonus.

(b)	A Participant: (i) who is involuntarily terminated by the Company for Cause prior to payment of the Performance Period Bonus; (ii) whose job is eliminated on or before December 31, 2006; or (iii) who voluntarily terminates employment (excluding retirement or permanent disability) at any time during the Performance Period, is not eligible for a Performance Period Bonus.

(c)	Payment of Performance Period Bonuses shall be made in cash and shall be paid in February 2008, except to the extent that such Participant elected to defer the receipt of a portion of his or her Performance Period Bonus in accordance with subsection (d) hereof.

(d)	A U.S. participant may defer the receipt of all or a portion of his or her Performance Period Bonus to the Avon Products, Inc. Deferred Compensation Plan (the “DCP”), provided that such deferral election is made in compliance with Section 409A of the Code. Such deferred amounts shall then be subject to the terms of the DCP.

VI. GENERAL PROVISIONS.

     6.1. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination made after the end of the Performance Period shall adversely affect the rights of any Participant to any Performance Period Bonus. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

     6.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

     6.3. Rights Unsecured. The right of any Participant to receive a Performance Period Bonus under the Plan shall constitute an unsecured claim against the general assets of the Company.

     6.4. Withholding Taxes. The Company shall have the right to deduct from each Performance Period Bonus any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

     6.5. Miscellaneous.

(a)	No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company.

(b)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c)	Nonalienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her heirs, executors, administrators or successors in interest.

(d)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(e)	Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(f)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

[Signature on Next Page]

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed on the 27th day of March, 2006.

AVON PRODUCTS, INC.

By:	/s/ Andrea Jung

Title: Chairman and Chief Executive Officer

Date: March 27, 2006